                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)

                        Personnel Group of America, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    715338109
--------------------------------------------------------------------------------
                                 (CUSIP Number)

        Marty Brandt         Joseph Milana & Chrissie Neves   Joseph Milana & Chrissie Neves            Ivy B. Dodes
 CSFB Global Opportunities         Links Partners, LP              Inland Partners, LP           Credit Suisse First Boston
       Partners, L.P.          61 Wilton Avenue, 2nd Floor     61 Wilton Avenue, 2nd Floor            11 Madison Avenue
   c/o Hemisphere Global       Westport, Connecticut 06880     Westport, Connecticut 06880        New York, New York 10010
Opportunities Partners, Ltd.    Telephone: (203) 221-1703       Telephone: (203) 221-1703              (212) 325-2000
     Hemisphere House,
      Nine Church St.
      P.O. Box HM951,
       Hamilton HM11
     Hamilton, Bermuda
 Telephone: (441) 295-9166

--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  May 16, 2002
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [X].

Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

The information required on this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Exchange Act") or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).


                         (Continued on following pages)
                              (Page 1 of 18 pages)

                                  SCHEDULE 13D

-----------------------------                          ----------------------
CUSIP No.  715338109                                   Page  2  of  18  Pages
           ---------                                        ---    ----
-----------------------------                          ----------------------

--------------------------------------------------------------------------------
         NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            Credit Suisse First Boston, on behalf of the investment banking business of the Credit Suisse First Boston business unit
--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [_]
     2                                                                   (b) [X]

--------------------------------------------------------------------------------
         SEC USE ONLY
     3
--------------------------------------------------------------------------------
         SOURCE OF FUNDS
     4
            AF, OO
--------------------------------------------------------------------------------
         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     5   ITEMS 2(d) or 2(e)                                                  [_]

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            Switzerland
--------------------------------------------------------------------------------
     NUMBER OF        SOLE VOTING POWER
      SHARES      7
   BENEFICIALLY           0
     OWNED BY    ---------------------------------------------------------------
       EACH           SHARED VOTING POWER
    REPORTING     8
     PERSON               3,400,568
      WITH       ---------------------------------------------------------------
                      SOLE DISPOSITIVE POWER
                  9
                          0
                 ---------------------------------------------------------------
                      SHARED DISPOSITIVE POWER
                 10
                          3,400,568
--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,400,568
--------------------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
    12                                                                       [_]

--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            11.29%
--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON
    14
            IA, BK, HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------                          ----------------------
CUSIP No.  715338109                                   Page  3  of  18  Pages
           ---------                                        ---    ----
-----------------------------                          ----------------------

--------------------------------------------------------------------------------
         NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
     1
            CSFB Global Opportunities Partners, L.P.
--------------------------------------------------------------------------------
         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                (a) [_]
     2                                                                   (b) [X]

--------------------------------------------------------------------------------
         SEC USE ONLY
     3
--------------------------------------------------------------------------------
         SOURCE OF FUNDS
     4
            AF, WC
--------------------------------------------------------------------------------
         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     5   ITEMS 2(d) or 2(e)                                                  [_]

--------------------------------------------------------------------------------
         CITIZENSHIP OR PLACE OF ORGANIZATION
     6
            Delaware
--------------------------------------------------------------------------------
     NUMBER OF        SOLE VOTING POWER
      SHARES      7
   BENEFICIALLY           0
     OWNED BY    ---------------------------------------------------------------
       EACH           SHARED VOTING POWER
    REPORTING     8
     PERSON               3,398,568
      WITH       ---------------------------------------------------------------
                      SOLE DISPOSITIVE POWER
                  9
                          0
                 ---------------------------------------------------------------
                      SHARED DISPOSITIVE POWER
                 10
                          3,398,568
--------------------------------------------------------------------------------
         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,398,568
--------------------------------------------------------------------------------
         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
    12                                                                       [_]

--------------------------------------------------------------------------------
         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            11.28%
--------------------------------------------------------------------------------
         TYPE OF REPORTING PERSON
    14
            PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                      ------------------------------
CUSIP No.  715338109                                  Page 4 of 18 Pages
           ---------                                      ---  ----
----------------------------                      ------------------------------

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
1     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          CSFB Global Opportunities Partners (Bermuda), L.P.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
2                                                                    (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
3
--------------------------------------------------------------------------------
      SOURCE OF FUNDS
4
          AF, WC
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
5     2(d) or 2(e)                                                       [_]

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
6
          Bermuda
--------------------------------------------------------------------------------
       NUMBER OF          SOLE VOTING POWER
         SHARES      7
      BENEFICIALLY            0
        OWNED BY     -----------------------------------------------------------
          EACH            SHARED VOTING POWER
       REPORTING     8
         PERSON               3,398,568
          WITH       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     9
                              0
                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                              3,398,568
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
          3,398,568
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [_]
12
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
          11.28%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
          PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                      ------------------------------
CUSIP No.  715338109                                  Page 5 of 18 Pages
           ---------                                      ---  ----
----------------------------                      ------------------------------

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
1     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Hemisphere Global Opportunities Partners, Ltd.
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
2                                                                    (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
3
--------------------------------------------------------------------------------
      SOURCE OF FUNDS
4
          AF, WC
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
5     2(d) or 2(e)                                                       [_]

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
6
          Bermuda
--------------------------------------------------------------------------------
       NUMBER OF          SOLE VOTING POWER
         SHARES      7
      BENEFICIALLY            0
        OWNED BY     -----------------------------------------------------------
          EACH            SHARED VOTING POWER
       REPORTING     8
         PERSON               3,398,568
          WITH       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     9
                              0
                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                              3,398,568
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
          3,398,568
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [_]
12
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
          11.28%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
          CO, HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------                          --------------------------------
CUSIP No.  715338109                             Page 6 of 18 Pages
           ---------                                  -    --
----------------------                          --------------------------------

--------------------------------------------------------------------------------
      1      NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                    Mutual Trust Management (Bermuda) Limited
                 (formerly The Hemisphere Trust Company Limited)
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
      3      SEC USE ONLY


--------------------------------------------------------------------------------
      4      SOURCE OF FUNDS

                  AF, WC
--------------------------------------------------------------------------------
       5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                           [_]

--------------------------------------------------------------------------------
       6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Bermuda
--------------------------------------------------------------------------------
     NUMBER OF          7            SOLE VOTING POWER
       SHARES
    BENEFICIALLY                        0
      OWNED BY    --------------------------------------------------------------
        EACH            8            SHARED VOTING POWER
     REPORTING
       PERSON                           3,398,568
        WITH      --------------------------------------------------------------
                        9            SOLE DISPOSITIVE POWER

                                        0
                  --------------------------------------------------------------
                       10            SHARED DISPOSITIVE POWER

                                        3,398,568
--------------------------------------------------------------------------------
      11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,398,568
--------------------------------------------------------------------------------
      12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                          [_]

--------------------------------------------------------------------------------
      13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  11.28%
--------------------------------------------------------------------------------
      14     TYPE OF REPORTING PERSON

                  OO, HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------                              ----------------------------
CUSIP No.  715338109                                 Page 7 of 18 Pages
           ---------                                      -    --
----------------------                              ----------------------------

--------------------------------------------------------------------------------
      1      NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Links Partners, LP
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[_]
                                                                          (b)[X]
--------------------------------------------------------------------------------
      3      SEC USE ONLY


--------------------------------------------------------------------------------
      4      SOURCE OF FUNDS

                  AF, WC
--------------------------------------------------------------------------------
       5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                           [_]

--------------------------------------------------------------------------------
       6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  Bahamas
--------------------------------------------------------------------------------
     NUMBER OF          7            SOLE VOTING POWER
       SHARES
    BENEFICIALLY                        0
      OWNED BY    --------------------------------------------------------------
        EACH            8            SHARED VOTING POWER
     REPORTING
       PERSON                           3,398,568
        WITH      --------------------------------------------------------------
                        9            SOLE DISPOSITIVE POWER

                                        0
                  --------------------------------------------------------------
                       10            SHARED DISPOSITIVE POWER

                                        3,398,568
--------------------------------------------------------------------------------
      11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,398,568
--------------------------------------------------------------------------------
      12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                          [_]

--------------------------------------------------------------------------------
      13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  11.28%
--------------------------------------------------------------------------------
      14     TYPE OF REPORTING PERSON

                  PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------------                -----------------------------
 CUSIP No. 715338109                                Page 8 of 18 Pages
           ---------                                     -    --
-----------------------------------                -----------------------------

--------------------------------------------------------------------------------
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Inland Partners, LP
--------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     2                                                           (a) [_]
                                                                 (b) [X]
--------------------------------------------------------------------------------
             SEC USE ONLY
     3

--------------------------------------------------------------------------------
             SOURCE OF FUNDS
     4
               AF, WC
--------------------------------------------------------------------------------
             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
               Bahamas
--------------------------------------------------------------------------------
       NUMBER OF                     SOLE VOTING POWER
         SHARES               7
      BENEFICIALLY                      0
        OWNED BY      ----------------------------------------------------------
          EACH                       SHARED VOTING POWER
       REPORTING              8
         PERSON                         3,398,568
          WITH        ----------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
                              9
                                        0
                      ----------------------------------------------------------
                                     SHARED DISPOSITIVE POWER
                             10
                                        3,398,568
--------------------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
               3,398,568
--------------------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12       SHARES                                                 [_]

--------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
               11.28%
--------------------------------------------------------------------------------
             TYPE OF REPORTING PERSON
    14
               PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

-----------------------------------                -----------------------------
 CUSIP No. 715338109                                Page 9 of 18 Pages
           ---------                                     -    --
-----------------------------------                -----------------------------

--------------------------------------------------------------------------------
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Coryton Management Ltd.
--------------------------------------------------------------------------------
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     2                                                           (a) [_]
                                                                 (b) [X]

--------------------------------------------------------------------------------
             SEC USE ONLY
     3

--------------------------------------------------------------------------------
             SOURCE OF FUNDS
     4
               AF, WC
--------------------------------------------------------------------------------
             CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) or 2(e)                                  [_]

--------------------------------------------------------------------------------
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
               Bahamas
--------------------------------------------------------------------------------
       NUMBER OF                     SOLE VOTING POWER
         SHARES               7
      BENEFICIALLY                      0
        OWNED BY      ----------------------------------------------------------
          EACH                       SHARED VOTING POWER
       REPORTING              8
         PERSON                         3,398,568
          WITH        ----------------------------------------------------------
                                     SOLE DISPOSITIVE POWER
                              9
                                        0
                      ----------------------------------------------------------
                                     SHARED DISPOSITIVE POWER
                             10
                                        3,398,568
--------------------------------------------------------------------------------
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
               3,398,568
--------------------------------------------------------------------------------
             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
    12       SHARES                                                 [_]

--------------------------------------------------------------------------------
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
               11.28%
--------------------------------------------------------------------------------
             TYPE OF REPORTING PERSON
    14
               CO, HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                      ------------------------------
CUSIP No.  715338109                                  Page 10 of 18 Pages
           ---------                                      ----  ----
----------------------------                      ------------------------------

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
1     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Arthur Coady
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
2                                                                    (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
3
--------------------------------------------------------------------------------
      SOURCE OF FUNDS
4
          AF, WC
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
5     2(d) or 2(e)                                                       [_]

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
6
          Canada
--------------------------------------------------------------------------------
       NUMBER OF          SOLE VOTING POWER
         SHARES      7
      BENEFICIALLY            0
        OWNED BY     -----------------------------------------------------------
          EACH            SHARED VOTING POWER
       REPORTING     8
         PERSON               3,398,568
          WITH       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     9
                              0
                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                              3,398,568
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
          3,398,568
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [_]
12
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
          11.28%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
          IN, HC
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

----------------------------                      ------------------------------
CUSIP No.  715338109                                  Page 11 of 18 Pages
           ---------                                      ----  ----
----------------------------                      ------------------------------

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
1     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Elias Sabo
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP               (a) [_]
2                                                                    (b) [X]
--------------------------------------------------------------------------------
      SEC USE ONLY
3
--------------------------------------------------------------------------------
      SOURCE OF FUNDS
4
          AF, WC
--------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
5     2(d) or 2(e)                                                       [_]

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
6
          U.S.A.
--------------------------------------------------------------------------------
       NUMBER OF          SOLE VOTING POWER
         SHARES      7
      BENEFICIALLY            0
        OWNED BY     -----------------------------------------------------------
          EACH            SHARED VOTING POWER
       REPORTING     8
         PERSON               3,398,568
          WITH       -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     9
                              0
                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                              3,398,568
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
          3,398,568
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  [_]
12
--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
          11.28%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
14
          IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------------                   --------------------------------
CUSIP No.  715338109                              Page  12   of  18  Pages
           ---------                                   -----    -----
---------------------------                   --------------------------------

--------------------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  I. Joseph Massoud
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) [_]
                                                                       (b) [X]

--------------------------------------------------------------------------------
     3       SEC USE ONLY

--------------------------------------------------------------------------------
     4       SOURCE OF FUNDS

                  AF, WC
--------------------------------------------------------------------------------
     5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
             TO ITEMS 2(d) or 2(e)                                         [_]

--------------------------------------------------------------------------------
     6       CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.A.
--------------------------------------------------------------------------------
      NUMBER OF             7    SOLE VOTING POWER
        SHARES
     BENEFICIALLY                      0
       OWNED BY        ---------------------------------------------------------
         EACH               8    SHARED VOTING POWER
      REPORTING
        PERSON                         3,398,568
         WITH          ---------------------------------------------------------
                            9    SOLE DISPOSITIVE POWER

                                       0
                       ---------------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                       3,398,568

--------------------------------------------------------------------------------
    11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  3,398,568
--------------------------------------------------------------------------------
    12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
             SHARES                                                        [_]

--------------------------------------------------------------------------------
    13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  11.28%
--------------------------------------------------------------------------------
    14       TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------

Introduction.

                   This Amendment No. 1 amends and supplements the Schedule 13D, dated April 4, 2002 ("Schedule 13D"), filed with the Securities and Exchange Commission by (i) Credit Suisse First Boston (the "Bank"), a Swiss bank, on behalf of itself and its subsidiaries, to the extent that they constitute part of the investment banking business ("CSFB Investment Banking") of the Credit Suisse First Boston business unit (the "CSFB business unit") in accordance with Securities and Exchange Commission Release No. 34-39538 (January 12, 1998); (ii) CSFB Global Opportunities Partners, L.P., a limited partnership organized under the laws of Delaware ("CSFB Partners (Delaware)"), CSFB Global Opportunities Partners (Bermuda), L.P., an exempted limited partnership organized under the laws of Bermuda ("CSFB Partners (Bermuda)"), Links Partners, LP, a Bahamian exempted limited partnership ("Links"), and Inland Partners, LP, a Bahamian exempted limited partnership ("Inland"), by virtue of their beneficial ownership of $60,537,000 aggregate face amount of the Issuer's 5-3/4% Convertible Subordinated Notes due July 2004 (the "Notes"), which are immediately convertible into 3,398,568 shares of Issuer Common Stock, (iii) Hemisphere Global Opportunities Partners, Ltd., a Bermuda corporation ("Hemisphere Partners"), as general partner of CSFB Partners (Delaware) and CSFB Partners (Bermuda), (iv) Mutual Trust Management (Bermuda) Limited (formerly The Hemisphere Trust Company Limited), a Bermuda licensed trust company ("Mutual Trust"), the trustee of The Hemisphere Global Opportunities Partners Charitable Trust, as the sole shareholder of Hemisphere Partners, (v) Coryton Management Ltd., a Bahamian corporation ("Coryton"), as general partner of Links and Inland, (vi) Arthur Coady, as director and sole shareholder of Coryton, and
(vii) Elias Sabo and I. Joseph Massoud, as attorneys-in-fact for each of Links and Inland, who have investment authority over securities held by Links and Inland (CSFB Investment Banking, CSFB Partners (Delaware), CSFB Partners (Bermuda), Links, Inland, Hemisphere Partners, Mutual Trust, Coryton, Arthur Coady, Elias Sabo and I. Joseph Massoud, collectively, the "Reporting Persons," and each a "Reporting Person"), with respect to the common stock, par value $0.01 per share (the "Issuer Common Stock"), of Personnel Group of America, Inc., a Delaware corporation (the "Issuer"). The Issuer's principal executive offices are located at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209.


Item 1.           Security and Issuer.
                  -------------------

                  See Schedule 13D.

Item 2.           Identity and Background.
                  -----------------------

                  Item 2 of Schedule 13D is amended by deleting all references to "David Brodsky" in Schedule E thereto.

Item 3.           Source and Amount of Funds or other Consideration.
                  -------------------------------------------------

                  See Schedule 13D.


                              Page 13 of 18 Pages

Item 4.           Purpose of Transaction.
                  ----------------------

                  Item 4 of Schedule 13D is amended by adding the following to the end of said Item 4:

                  On May 16, 2002, CSFB Partners (Delaware) purchased from a lender an aggregate of $30.6 million of revolving loan commitment (the "Loans") under the Amended and Restated Credit Agreement, dated as of June 23, 1997, among the Issuer, as borrower, the Issuer's subsidiaries from time to time party thereto, as guarantors, the several lenders from time to time party thereto, and Bank of America, N.A., formerly NationsBank, N.A., as agent, as amended (the "Credit Agreement"). According to the Issuer's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002, this amount constituted 22.5% of the total commitments provided under the Credit Agreement, and approximately $25.0 million of outstanding loans as of March 31, 2002. Each of Links and Inland subsequently purchased $8.0 million and $7.0 million, respectively, of the Loans from CSFB Partners (Delaware).

Item 5.           Interest in Securities of the Issuer.
                  ------------------------------------

                  See Schedule 13D.

Item 6.           Contracts, Arrangements, Understandings or Relationships With
                  -------------------------------------------------------------
                  Respect to Securities of the Issuer.
                  -----------------------------------

                  See Schedule 13D.

Item 7.           Materials to be Filed as Exhibits.
                  ---------------------------------

                  See Schedule 13D.



                              Page 14 of 18 Pages

                                    SIGNATURE

              After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this Statement is true, complete and correct.

Dated:   June 5, 2002

                           CSFB GLOBAL OPPORTUNITIES PARTNERS, L.P.


                                    By:    Hemisphere Global Opportunities
                                           Partners, Ltd.


                                    By:            /s/ Marty Brandt
                                           -------------------------------------
                                           Name:   Marty Brandt
                                           Title:  Director


                           CSFB GLOBAL OPPORTUNITIES PARTNERS
                           (BERMUDA), L.P.


                                    By:    Hemisphere Global Opportunities
                                           Partners, Ltd.


                                    By:            /s/ Marty Brandt
                                           -------------------------------------
                                           Name:   Marty Brandt
                                           Title:  Director


                           HEMISPHERE GLOBAL OPPORTUNITIES
                           PARTNERS, LTD.


                                    By:            /s/ Marty Brandt
                                           -------------------------------------
                                           Name:   Marty Brandt
                                           Title:  Director


                          MUTUAL TRUST MANAGEMENT (BERMUDA) LIMITED
                          (formerly THE HEMISPHERE TRUST COMPANY LIMITED)


                                    By:            /s/ Colin Alexander
                                           -------------------------------------
                                           Name:   Colin Alexander
                                           Title:  Alternate Director


                               Page 15 of 18 Pages

                                    LINKS PARTNERS, LP


                                           By:     Coryton Management Ltd., its
                                                   general partner


                                           By:             /s/ Arthur Coady
                                                   -----------------------------
                                                   Name:   Arthur Coady
                                                   Title:  President


                                    INLAND PARTNERS, LP


                                           By:     Coryton Management Ltd., its
                                                   general partner


                                           By:             /s/ Arthur Coady
                                                   -----------------------------
                                                   Name:   Arthur Coady
                                                   Title:  President


                                    CORYTON MANAGEMENT LTD.


                                           By:             /s/ Arthur Coady
                                                   -----------------------------
                                                   Name:   Arthur Coady
                                                   Title:  President


                                    ARTHUR COADY


                                           By:             /s/ Arthur Coady
                                                   -----------------------------
                                                   Name:   Arthur Coady


                               Page 16 of 18 Pages

                                    ELIAS SABO


                                           By:            /s/ Elias Sabo
                                                   -----------------------------
                                                   Name:  Elias Sabo


                                    I. JOSEPH MASSOUD


                                           By:            /s/ I. Joseph Massoud
                                                   -----------------------------
                                                   Name:  I. Joseph Massoud


                               Page 17 of 18 Pages

                                    CREDIT SUISSE FIRST BOSTON, on behalf
                                    of the investment banking business of
                                    the Credit Suisse First Boston
                                    business unit


                                           By:             /s/ Ivy B. Dodes
                                                   -----------------------------
                                                   Name:   Ivy B. Dodes
                                                   Title:  Managing Director


                               Page 18 of 18 Pages